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                                                                     EXHIBIT 3.3

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             LIBERTE INVESTORS INC.

     LIBERTE INVESTORS INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST, that the name of the Corporation is Liberte Investors Inc. The Corporation's original certificate of incorporation was filed with the Delaware Secretary of State on March 29, 1996 under the name Liberte Investors Inc.

     SECOND, that the board of directors of the Corporation adopted a resolution proposing and declaring advisable the following Restated Certificate of Incorporation.

                                    ARTICLE I

     The name of the Corporation is First Acceptance Corporation.

                                   ARTICLE II

     The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                   ARTICLE III

     The purpose for which the Corporation is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     The total number of shares of stock that the Corporation shall have authority to issue is 85,000,000 shares of capital stock, consisting of (i) 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"); and (ii) 75,000,000 shares of Common Stock, par value $.01 per share ("Common Stock").

     The board of directors of the Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish, and, to the fullest extent permitted by law, to increase or decrease, from time to time, the number of shares to be included in each such series, and to fix, and if no shares of stock of the series have

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been issued, to amend, the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

                                    ARTICLE V

     The number of directors that shall constitute the whole board of directors shall from time to time be fixed exclusively by the board of directors by a resolution adopted by a supermajority vote of the board of directors representing the affirmative vote of no fewer than 75% (rounding to the nearest whole number) of the persons comprising the whole board of directors. In no event shall the number of directors that constitute the whole board of directors be fewer than two or more than twelve. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Each director shall hold office until the next annual meeting of stockholders and until his successor is elected and qualified or, if earlier, until his death, resignation, or removal from office. Directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation otherwise provide.

                                   ARTICLE VI

     All of the power of the Corporation, insofar as it may be lawfully vested by this Certificate of Incorporation in the board of directors, is hereby conferred upon the board of directors of the Corporation. In furtherance of and not in limitation of that power or the powers conferred by law, (1) a majority of directors then in office (or such higher percentage as may be specified in the bylaws with respect to any provision thereof) shall have the power to adopt, amend, and repeal the bylaws of the Corporation; and (2) notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation, the bylaws of the Corporation shall not be adopted, altered, amended, or repealed by the stockholders of the Corporation except in accordance with the provisions of the bylaws and by the vote of the holders of not less than a majority of the outstanding shares of stock then entitled to be voted generally in an election of directors, voting together as a single class, or such higher vote as is set forth in the bylaws. In the event of a direct conflict between the bylaws of the Corporation and this Certificate of Incorporation, the provisions of this Certificate of Incorporation shall be controlling. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than two-thirds of the shares of the Corporation then entitled to be voted generally in an election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VI.

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                                   ARTICLE VII

     Special meetings of the stockholders of the Corporation, and any proposals to be considered at such meetings, may be called and proposed by either the board of directors, pursuant to a resolution approved by a majority of the whole board of directors at the time in office or the holders of not less than one-third of the Common Stock. Special meetings of the preferred stockholders of the Corporation, and any proposals to be considered at such meetings, may be called and proposed as provided by law or in the certificate or certificates establishing the Preferred Stock. Except as otherwise required by law or regulation, no business proposed by a stockholder to be considered at an annual meeting of the common stockholders (including the nomination of any person to be elected as a director of the Corporation) shall be considered by the common stockholders at that meeting unless, no later than sixty days before the annual meeting of common stockholders or (if later) ten days after the first public notice of that meeting is sent to common stockholders, the Corporation receives from the stockholder proposing that business a written notice that sets forth
(1) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting; (2) with respect to each such stockholder, that stockholder's name and address (as they appear on the records of the Corporation), business address and telephone number, residence address and telephone number, and the number of shares of each class of stock of the Corporation beneficially owned by that stockholder; (3) any interest of the stockholder in the proposed business; (4) the name or names of each person nominated by the stockholder to be elected or re-elected as a director, if any; and (5) with respect to each nominee, that nominee's name, business address and telephone number, residence address and telephone number, the number of shares, if any, of each class of stock of the Corporation owned directly and beneficially by that nominee, and all information relating to that nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (or any provision of law subsequently replacing Regulation 14A), together with a notarized letter signed by the nominee stating his or her acceptance of the nomination by that stockholder, stating his or her intention to serve as director if elected, and consenting to being named as a nominee for director in any proxy statement relating to such election. The person presiding at the annual meeting shall determine whether business (including the nomination of any person as a director) has been properly brought before the meeting and, if the facts so warrant, shall not permit any business (or voting with respect to any particular nominee) to be transacted that has not been properly brought before the meeting. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than two-thirds of the shares of the Corporation then entitled to be voted generally in an election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VII.

                                  ARTICLE VIII

     1. In order to preserve the net operating loss carryovers, capital loss carryovers, and built-in losses (the "Tax Benefits") to which the Corporation is entitled pursuant to the Internal

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Revenue Code of 1986, as amended, or any successor statute (collectively, the
"Code") and the regulations thereunder, the following restrictions shall apply until the earlier of (x) January 1, 2012, (y) the repeal of Section 382 of the Code if the board of directors determines that the restrictions are no longer necessary, or (z) the beginning of a taxable year of the Corporation to which the board of directors determines in writing that no Tax Benefits may be carried forward, unless the board of directors of the Corporation shall fix an earlier or later date in accordance with paragraph 9 of this Article VIII (such date is sometimes referred to herein as the "Expiration Date"):

          (a) Except as otherwise permitted pursuant to subparagraph 1(b), no person (as herein defined) other than the Corporation shall engage in any Transfer (as herein defined) with any person to the extent that such Transfer, if effective, would (i) cause the Ownership Interest Percentage (as herein defined) of any person or Public Group (as herein defined) to increase to 4.9 percent or above, or from 4.9 percent or above to a greater Ownership Interest Percentage or (ii) create a new Public Group under Treasury Regulation Section 1.382-2T(j)(3)(i).

     For purposes of this Article VIII:

               (i) "person" refers to any individual, corporation, estate, trust, association, company, partnership, joint venture, or other entity or organization, including, without limitation, any "entity" within the meaning of Treasury Regulation Section 1.382-3(a);

               (ii) a person's "Ownership Interest Percentage" shall be the sum of such person's direct ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(8) or any successor regulation and such person's indirect ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(15) or any successor regulation, except that, for purposes of determining a person's direct ownership interest in the Corporation, any ownership interest in the Corporation described in Treasury Regulation Section 1.382-2T(f)(18)(iii)(A) or any successor regulation shall be treated as stock of the Corporation, and for purposes of determining a person's indirect ownership interest in the Corporation, Treasury Regulation Sections 1.382-2T(g)(2), 1.382-2T(h)(2)(i)(A), 1.382-2T(h)(2)(iii) and
     1.382-2T(h)(6)(iii) or any successor regulations shall not apply and any Option Right to acquire Stock shall be considered exercised;

               (iii) "Stock" shall mean shares of stock of the Corporation (other than stock described in Section 1504(a)(4) of the Code or any successor statute, or stock that is not described in Section 1504(a)(4) solely because it is entitled to vote as a result of dividend arrearages), any Option Rights to acquire Stock, and all other interests that would be treated as stock of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18);

               (iv) "Public Group" shall mean a group of individuals, entities or other persons described in Treasury Regulation Section 1.382-2T(f)(13);

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               (v)     "Option Right" shall mean any option, warrant, or other
     right to acquire, convert into, or exchange or exercise for, or any similar interests in, shares of Stock;

               (vi) "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise, or other disposition, as well as any other event, that causes a person to acquire or increase an Ownership Interest Percentage in the Corporation, or any agreement to take any such actions or cause any such events, including (x) the granting or exercise of any Option Right with respect to Stock, (y) the disposition of any securities or rights convertible into or exchangeable or exercisable for Stock or any interest in Stock or any exercise of any such conversion or exchange or exercise right, and (z) transfers of interests in other entities that result in changes in direct or indirect ownership of Stock, in each case, whether voluntary or involuntary, of record, and by operation by law or otherwise; provided, however, that a pledge shall not be deemed a Transfer, but a foreclosure pursuant thereto shall be deemed to be a Transfer;

               (vii) "Optionee" means any person holding an Option Right to acquire Stock; and

               (viii) Transferee" means any person to whom Stock is transferred.

          (b) Any Transfer that would otherwise be prohibited pursuant to subparagraph 1(a) may nonetheless be permitted if information relating to a specific proposed transaction is presented to the board of directors of the Corporation and the board of directors determines in its discretion (x) based upon an opinion of legal counsel selected by the board of directors, that such transaction will not jeopardize or create a material limitation on the Corporation's then current or future ability to utilize its Tax Benefits, taking into account both the proposed transaction and potential future transactions, or
(y) that the overall economic benefits of such transaction to the Corporation outweigh the detriments of such transaction. Nothing in this subparagraph shall be construed to limit or restrict the board of directors of the Corporation in the exercise of its fiduciary duties under applicable law.

     2. Unless approval of the board of directors of the Corporation is obtained as provided in subparagraph 1(b) of this Article VIII, any attempted Transfer that is prohibited pursuant to subparagraph 1(a) of this Article VIII, to the extent that the amount of Stock subject to such prohibited Transfer exceeds the amount that could be transferred without restriction under subparagraph 1(a) (such excess hereinafter referred to as the "Prohibited Interests"), shall be void ab initio and not effective to transfer ownership of the Prohibited Interests with respect to the purported acquiror thereof (the "Purported Acquiror"), who shall not be entitled to any rights as a stockholder of the Corporation with respect to the Prohibited Interests (including, without limitation, the right to vote or to receive dividends with respect thereto), or otherwise as the holder of the Prohibited Interests.

          (a) Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of purported ownership of the Prohibited Interests within the Purported Acquiror's possession or control, along with any dividends or other distributions paid by the Corporation with respect to the Prohibited Interests that were received by the Purported

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Acquiror (the "Prohibited Distributions"), to an agent designated by the
Corporation (the "Agent"). If the Purported Acquiror has sold the Prohibited Interests to an unrelated party in an arm's length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Interests as agent for the person who initially purported to transfer the Prohibited Interests to the Purported Acquiror (the "Initial Transferor"), and in lieu of transferring the Prohibited Interests to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds") except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to the following subparagraph 2(b) if the Prohibited Interests had been sold by the Agent rather than by the Purported Acquiror. Any purported Transfer of the Prohibited Interests by the Purported Acquiror other than a transfer described in one of the two preceding sentences shall not be effective to transfer any ownership of the Prohibited Interests.

          (b) The Agent shall sell in an arm's length transaction (on the exchange on which the Shares are listed, if possible) any Prohibited Interests transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sales Proceeds"), or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the following amount: (x) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Interests, and (y) where the purported Transfer of the Prohibited Interests to the Purported Acquiror was by gift, inheritance, or any similar purported Transfer, the fair market value of the Prohibited Interests at the time of such purported Transfer. Subject to the succeeding provisions of this subparagraph, any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be transferred to an entity designated by the Corporation that is described in Section 501(c)(3) of the Code. In no event shall any such amounts inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent performing its duties under this paragraph.

     3. In the event of any Transfer which does not involve a transfer of "securities" of the Corporation within the meaning of the Delaware General Corporation Law, as amended ("Securities"), but which would cause a person or Public Group (the "Prohibited Party") to violate a restriction provided for in this Article VIII, the application of subparagraph 2(a) and subparagraph 2(b) shall be modified as described in this paragraph 3. In such case, the Prohibited Party and/or any person or Public Group whose ownership of the Corporation's Securities is attributed to the Prohibited Party pursuant to Section 382 of the Code and the Treasury Regulations thereunder (collectively, the "Prohibited Party Group") shall not be required to dispose of any interest that is not a Security, but shall be deemed to have disposed of, and shall be required to dispose of, sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired by members of the Prohibited Party Group), to cause the Prohibited Party, following such disposition, not to be in violation of subparagraph 1(a) of this Article VIII. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Prohibited Interests and shall be disposed of through the Agent as provided in subparagraph 2(a) and subparagraph 2(b) of this Article VIII, except that the maximum aggregate amount payable to the Prohibited Party Group in connection with such sale shall be the fair market value of the Prohibited Interests at the time of the purported

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Transfer. All expenses incurred by the Agent in disposing of the Prohibited
Interests shall be paid out of any amounts due the Prohibited Party Group.

     4. Within thirty (30) business days of learning of a purported Transfer of Prohibited Interests to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Interests, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror within thirty (30) business days from the date of such demand the Corporation shall institute legal proceedings to compel such transfer; provided, however, that nothing in this paragraph 4 shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that failure of the Corporation to act within the time periods set forth in this paragraph 4 shall not constitute a waiver of any right of the Corporation under this Article VIII.

     5. Upon a determination by the board of directors of the Corporation that there has been or is threatened a purported Transfer of Prohibited Interests to a Purported Acquiror, the board of directors of the Corporation may take such action in addition to any action required by the preceding paragraph as it deems advisable to give effect to the provisions of this Article VIII, including, without limitation, refusing to give effect on the books of this Corporation to such purported Transfer or instituting proceedings to enjoin such purported Transfer.

     6. The Corporation may require as a condition to the registration of the transfer of any shares of its Stock that the proposed Transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the proposed Transferee's direct or indirect ownership interests in, or options to acquire, Stock.

     7. All certificates evidencing ownership of shares of Stock that are subject to the restrictions on transfer contained in this Article VIII shall bear a conspicuous legend referencing the restrictions set forth in this Article VIII.

     8. Any persons who knowingly violate the restrictions on the Transfer set forth in this Article VIII will be liable to the Corporation for any costs incurred by the Corporation as a result of such violation.

     9. Nothing contained in this Article VIII shall limit the authority of the board of directors of the Corporation to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of the holders of its securities in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the board of directors of the Corporation may, by adopting a written resolution of the board of directors, (a) accelerate or extend the Expiration Date, (b) modify the Ownership Interest Percentage in the Corporation specified in the first sentence of subparagraph (a)(i), or (c) modify the definitions of any terms set forth in this Article VIII; provided that the board of directors shall determine in writing that such acceleration, extension, change, or modification is reasonably necessary or advisable to preserve the Tax Benefits under the Code and the regulations thereunder or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, which determination shall be based upon an opinion of legal counsel to the

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Corporation and which determination shall be filed with the Secretary of the
Corporation and mailed by the Secretary to all stockholders of this Corporation within ten days after the date of any such determination.

     10. The Corporation and the board of directors shall be fully protected in relying in good faith upon the information, opinions, reports, or statements of the chief executive officer, the chief financial officer, or the chief accounting officer of the Corporation or of the Corporation's legal counsel, independent auditors, transfer agent, investment bankers, and other employees and agents in making the determinations and findings contemplated by this
Article VIII, and the board of directors shall not be responsible for any good faith errors made in connection therewith.

     11. Nothing contained in this Article VIII shall preclude the settlement of any transaction involving stock entered into through the facilities of the New York Stock Exchange or any other national securities exchange. The application of the provisions and remedies described in this Article VIII shall be deemed not to so preclude any such settlement.

     12. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than two-thirds of the shares of the Corporation then entitled to be voted generally in an election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VIII.

                                   ARTICLE IX

     The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article IX is in effect. Any repeal or amendment of this Article IX shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article IX. Such right shall include the right to be paid by the Corporation reasonable expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid

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amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the reasonable expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Delaware General Corporation Law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

     The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

     Nothing in this Article IX, however, shall require the Corporation to indemnify any person with respect to any proceeding initiated by such person, other than a proceeding solely seeking enforcement of the Corporation's indemnification obligations to such person or a proceeding authorized by the board of directors.

     As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

                                    ARTICLE X

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article X by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article X, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including, without limitation, any subsequent amendment to the Delaware General Corporation Law.

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     THIRD, that pursuant to a consent in lieu of a special meeting of the
Corporation's stockholders, the stockholders have approved this Restated Certificate of Incorporation and that this Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Liberte Investors Inc. has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer, this ____ day of ___________________, 2004.


                                                     ---------------------------
                                                     [Name and Title]

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